Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

THOUSAND OAKS, Calif. – April 22, 2020 – Teledyne Technologies Incorporated (NYSE:TDY)

•Record first quarter sales of $784.6 million, an increase of 5.3% compared to last year
•Record first quarter GAAP diluted earnings per share of $2.17, an increase of 7.4% compared to last year
•Record first quarter GAAP operating margin
•Adjusting full year 2020 GAAP diluted earnings per share outlook to $9.30 to $10.00, a decrease from the prior outlook of $11.20 to $11.30
•Acquired OakGate Technology, Inc.

Teledyne today reported first quarter 2020 net sales of $784.6 million, compared with net sales of $745.2 million for the first quarter of 2020, an increase of 5.3%. Net income was $82.2 million ($2.17 diluted earnings per share) for the first quarter of 2020, compared with $75.3 million ($2.02 diluted earnings per share) for the first quarter of 2019, an increase of 9.2%. The first quarter of 2020 included $10.4 million in severance, facility consolidation, acquisition and certain contract adjustment costs compared with $2.4 million in severance, facility consolidation, and acquisition costs for the first quarter of 2019. The first quarter of 2020 reflected net discrete income tax benefits of $4.2 million compared with net discrete income tax benefits of $3.1 million for the first quarter of 2019.
“Our first priority remains the health and safety of our employees and their families. Up to 40% of our total personnel continue to work from home, and within our manufacturing operations, we are maintaining social distancing and other necessary protocols. Given the challenging operating environment, we are especially pleased to report that Teledyne achieved both record first quarter sales and GAAP diluted earnings per share,” said Robert Mehrabian, Executive Chairman. “Sales of $784.6 million increased 5.3% and included positive organic growth. Likewise, GAAP earnings per share and GAAP operating margin increased despite substantial charges taken in the first quarter. Teledyne’s business portfolio remains exceptionally well-balanced across end markets and geographies. In addition, approximately one half of our businesses are longer-cycle, more predictable and supported by record quarter-end backlog. Nevertheless, our current lower and wider earnings outlook range is a result of the highly uncertain environment. Teledyne’s balance sheet is exceptionally strong, with over $230 million of cash and cash equivalents and more than $600 million available under our credit facility maturing in 2024. Given our ample liquidity and the resilience of our business portfolio, we continue to review and pursue acquisition opportunities.”

Review of Operations
Comparisons are with the first quarter of 2019, unless noted otherwise.
Instrumentation
The Instrumentation segment’s first quarter 2020 net sales were $285.1 million, compared with $256.5 million, an increase of 11.2%. Operating income was $50.8 million for the first quarter of 2020, compared with $39.9 million, an increase of 27.3%.
The first quarter 2020 net sales increase resulted from higher sales of environmental instrumentation, marine instrumentation and test and measurement instrumentation. Sales of environmental instrumentation increased $22.9 million and sales of marine instrumentation increased $4.1 million, while sales of test and measurement instrumentation increased $1.6 million, which included $2.1 million in sales from the acquisition of OakGate. The increase in sales in environmental instrumentation included $25.9 million in sales from the 2019 acquisition of the gas and flame detection businesses. The increase in operating income reflected the impact of higher sales and higher margins across most product lines, partially offset by $0.9 million in severance and acquisition costs.
Digital Imaging
The Digital Imaging segment’s first quarter 2020 net sales were $246.7 million, compared with $232.4 million, an increase of 6.2%. Operating income was $43.8 million for the first quarter of 2020, compared with $36.6 million, an increase of 19.7%.
The first quarter 2020 net sales primarily reflected higher sales of infrared detectors for defense applications, MEMS products and X-ray detectors for life sciences applications, as well as $8.8 million in incremental sales from recent 2019 acquisitions. The increase in operating income in the first quarter of 2020 primarily reflected the impact of higher sales and product mix differences.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s first quarter 2020 net sales were $156.3 million, compared with $166.6 million, a decrease of 6.2%. Operating income was $13.4 million for the first quarter of 2020, compared with $32.5 million a decrease of 58.8%.
The first quarter 2020 net sales reflected $20.1 million of lower sales for aerospace electronics, partially offset by higher sales of $9.8 million for defense electronics. The weakness in the commercial aerospace industry has negatively affected sales of aerospace electronics. Operating income in the first quarter of 2020 reflected the impact of lower sales and $8.2 million of severance, facility consolidation and certain contract adjustment costs.
Engineered Systems
The Engineered Systems segment’s first quarter 2020 net sales were $96.5 million compared with $89.7 million, an increase of 7.6%. Operating income was $11.4 million for the first quarter of 2020, compared with $6.4 million, an increase of 78.1%.
The first quarter 2020 net sales reflected higher sales of $3.7 for turbine engines, $2.8 million of engineered products and $0.3 million of energy systems. The higher sales of turbine engines reflected increase sales for Harpoon missile programs. The higher sales of engineered products and services primarily reflected increased sales from marine, space and nuclear programs, as well as electronic manufacturing services products, partially offset by lower sales from missile defense programs. The increase in operating income in the first quarter of 2020 reflected higher sales and greater mix of manufacturing programs.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $76.4 million for the first quarter of 2020, compared with $80.1 million. The decrease in cash provided by operating activities in the first quarter of 2020 was impacted by the timing of accounts receivable collections, partially offset by the impact of higher operating income, lower income tax payments and cash flow from recent acquisitions. At March 29, 2020, cash and cash equivalents totaled $231.4 million compared with $199.5 million at December 29, 2019. At March 29, 2020, total debt was $849.7 million, compared with $850.6 million at December 29, 2019. At March 29, 2020, $125.0 million was outstanding under the $750.0 million credit facility. The company received $10.2 million from the exercise of stock options in both the first quarter of 2020 and 2019. Capital expenditures for the first quarter of 2020 were $20.2 million, compared with $21.3 million. Depreciation and amortization expense for the first quarter of 2020 was $29.3 million, compared with $27.6 million. On January 3, 2020, Teledyne acquired OakGate Technology, Inc. for $28.4 million in cash, net of cash acquired.

Free Cash Flow (a)	First Quarter
(in millions, brackets indicate use of funds)	2020	2019
Cash provided by operating activities	$76.4	$80.1
Capital expenditures for property, plant and equipment	(20.2)	(21.3)
Free cash flow	$56.2	$58.8
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the first quarter of 2020 was 18.6% compared with 18.9%. The first quarter of 2020 reflected net discrete income tax benefits of $4.2 million. This amount included $4.7 million in income tax benefit related to share-based accounting. The first quarter of 2019 reflected net discrete income tax benefits of $3.1 million. This amount included a $2.9 million income tax benefit related to share-based accounting. Excluding the net discrete income tax benefits in both periods, the effective tax rates would have been 22.8% for the first quarter of 2020 and 22.3% for the first quarter of 2019.
Other
Stock option expense was $7.4 million for the first quarter of 2020, compared with $8.9 million. Stock option expense for fiscal year 2020 is currently expected to be $25.6 million, compared with $26.1 million for fiscal year 2019. Non-service retirement benefit income was $2.5 million for the first quarter of 2020, compared with $2.2 million. Interest expense, net of interest income, decreased to $4.1 million for the first quarter of 2020 compared with $5.4 million and reflected the impact of lower average interest rates. Corporate expense was $15.4 million for the first quarter of 2020, compared with $18.1 million. The decrease in corporate expense reflected lower compensation and stock option expense, partially offset by $1.1 million of acquisition costs.
Outlook
Based on its current outlook, the company’s management believes that second quarter 2020 GAAP diluted earnings per share will be in the range of $1.90 to $2.05 and full year 2020 GAAP diluted earnings per share will be in the range of $9.30 to $10.00. The company’s annual expected tax rate for 2020 is 22.8%, before discrete tax items. In addition, we currently expect significantly less discrete tax items in 2020 compared with 2019. The estimates for second quarter and full year 2020 GAAP diluted earnings per share exclude a future potential charge related to Airbus OneWeb Satellites, LLC (AOS). At the appropriate time, Teledyne may establish a reserve of approximately $40.0 million related to certain accounts receivable and inventory, as well as accrue for other additional AOS-related expenses.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, our credit facility, interest expense, severance and relocation costs, taxes, exchange rate fluctuations, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; the spread of the COVID-19 virus resulting in production, supply, contractual and other disruptions, including facility closures and furloughs; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by the COVID-19 pandemic; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect our businesses that supply the oil and gas industry. Disruptions from the production delay of Boeing’s 737 Max aircraft and continued weakness in the commercial aerospace industry will negatively affect our aerospace electronics businesses. In addition, financial market fluctuations affect the value of the company's pension assets.
Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
We continue to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While we believe our control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2019 Annual Report on Form 10-K. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 22, 2020. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, April 22, 2020.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
MARCH 29, 2020 AND MARCH 31, 2019
(Unaudited - in millions, except per share amounts)

	First Quarter	First Quarter
	2020	2019
Net sales	$784.6	$745.2
Costs and expenses:
Costs of sales	492.6	463.9
Selling, general and administrative expenses	188.0	184.0
Total costs and expenses	680.6	647.9
Operating income	104.0	97.3
Interest and debt expense, net	(4.1)	(5.4)
Non-service retirement benefit income	2.5	2.2
Other expense, net	(1.4)	(1.2)
Income before income taxes	101.0	92.9
Provision for income taxes	18.8	17.6
Net income	$82.2	$75.3

Diluted earnings per common share	$2.17	$2.02

Weighted average diluted common shares outstanding	37.8	37.2

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE THREE MONTHS ENDED
MARCH 29, 2020 AND MARCH 31, 2019
(Unaudited - in millions)

	First Quarter	First Quarter	% Change
	2020	2019
Net sales:
Instrumentation	$285.1	$256.5	11.2%
Digital Imaging	246.7	232.4	6.2%
Aerospace and Defense Electronics	156.3	166.6	(6.2)%
Engineered Systems	96.5	89.7	7.6%
Total net sales	$784.6	$745.2	5.3%
Operating income:
Instrumentation	$50.8	$39.9	27.3%
Digital Imaging	43.8	36.6	19.7%
Aerospace and Defense Electronics	13.4	32.5	(58.8)%
Engineered Systems	11.4	6.4	78.1%
Corporate expense	(15.4)	(18.1)	(14.9)%
Operating income	104.0	97.3	6.9%
Interest and debt expense, net	(4.1)	(5.4)	(24.1)%
Non-service retirement benefit income	2.5	2.2	13.6%
Other expense, net	(1.4)	(1.2)	16.7%
Income before income taxes	101.0	92.9	8.7%
Provision for income taxes	18.8	17.6	6.8%
Net income	$82.2	$75.3	9.2%

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	March 29, 2020	December 29, 2019
ASSETS
Cash and cash equivalents	$231.4	$199.5
Accounts receivable, net	668.1	660.9
Inventories, net	401.1	393.4
Prepaid expenses and other current assets	63.2	59.9
Total current assets	1,363.8	1,313.7
Property, plant and equipment, net	475.5	487.9
Goodwill and acquired intangible assets, net	2,465.5	2,481.3
Prepaid pension asset	77.4	71.8
Other assets, net	202.8	225.1
Total assets	$4,585.0	$4,579.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$263.4	$271.1
Accrued liabilities	395.6	391.5
Current portion of long-term debt and other debt	100.6	100.6
Total current liabilities	759.6	763.2
Long-term debt	749.1	750.0
Other long-term liabilities	323.3	351.9
Total liabilities	1,832.0	1,865.1
Total stockholders’ equity	2,753.0	2,714.7
Total liabilities and stockholders’ equity	$4,585.0	$4,579.8